EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES IS NOTIFIED OF EXPRESSJET'S

DECISION TO KEEP 69 REGIONAL JETS

HOUSTON, May 5, 2006 - Continental Airlines (NYSE: CAL) today announced that it has received notice from ExpressJet Holdings, Inc. (NYSE: XJT) that ExpressJet will keep the 69 regional jets that Continental recently elected to remove from the capacity purchase agreement between the two companies. Continental will continue to sublease the aircraft to ExpressJet, but at significantly increased lease rates.

The aircraft will be withdrawn from the capacity purchase agreement over a six-month period beginning in December 2006 and ending in June 2007.

Continental expects to replace some or all of the capacity currently provided by the 69 regional jets. Continental believes that there are ample regional jets and other aircraft available to Continental to replace this capacity at a lower cost.

"We have the time and flexibility to pursue a number of options for our future regional flying needs," said Larry Kellner, Continental Airlines chairman and CEO. "Continental has a broad and diverse network, and we will make decisions about our future regional capacity needs based on what we feel is best for our customers and employees."

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, particularly the statement concerning Continental's ability to procure replacement regional aircraft at lower overall cost. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or circumstances that may arise after the date of this press release.

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